Exhibit 10.6

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made as of June 12, 2013 by and among Madison Dearborn Partners V-B, L.P., a Delaware limited partnership (“MDP”), Providence Equity Partners L.L.C., a Delaware limited liability company (“PEP” and, together with MDP, the “Advisors”), CDW Corporation, a Delaware corporation (“CDW”), and CDW LLC (as successor to CDW Corporation, an Illinois corporation), an Illinois limited liability company and a wholly owned subsidiary of CDW (the “Company”), and shall automatically become effective upon, but only upon, the closing of the initial public offering of the common stock of CDW (the “Effective Time”).

The Advisors and the Company are parties to a Management Services Agreement, effective as of October 12, 2007 (the “MSA”).

The Advisors, CDW and the Company desire to terminate the MSA at the Effective Time pursuant to the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Fees and Expense Reimbursements. At the Effective Time, in exchange for and as a condition precedent to the termination of the MSA, CDW shall pay to MDP a fee in the amount of $12,936,880.00 and shall pay to PEP a fee in the amount of $11,463,120.00. In addition, at the Effective Time, CDW shall pay to MDP and PEP (i) any accrued fees that are payable to the Advisors under the MSA but not yet paid to the Advisors as of the Effective Time and (ii) any expenses incurred by the Advisors that are reimburseable under the MSA but not yet reimbursed to the Advisors as of the Effective Time. The payments set forth in this Section 1 shall be paid by CDW in cash by wire transfer of immediately available funds to accounts designated by MDP or PEP, as applicable.

2.	Termination of the MSA. Upon the payment by CDW of the amounts set forth in Section 1, the Advisors shall be deemed to give the Company written notice of the termination of the MSA pursuant to Section 7 of the MSA, and the MSA shall be terminated effective as of the Effective Time; provided that, as set forth in the MSA, the provisions of Sections 8, 9, 17 and 20 of the MSA (the “Surviving Provisions”) shall survive the termination and remain binding and in effect. The Advisors, CDW and the Company hereby agree that, as of the Effective Time, other than the Surviving Provisions, the MSA is of no further force or effect, and, other than with respect to the Surviving Provisions, neither the Advisors nor the Company, nor any of their respective successors in interest, shall have any further rights or obligations thereunder or any continuing liability to any party thereto. Each of the Advisors hereby waives any rights it may have pursuant to the MSA that in any way conflict with or otherwise prohibit or restrict the termination contemplated hereby, including without limitation any notice requirements. CDW hereby waives, on the Company’s behalf, any rights the Company may have pursuant to the MSA that in any way conflict with or otherwise prohibit or restrict the termination contemplated hereby, including without limitation any notice requirements.

3.	Release. CDW, on behalf of itself and its affiliates (including the Company), hereby releases and discharges the Advisors and each of their respective affiliates, and any representatives, equityholders, successors and assigns of any of the foregoing (collectively, the “Advisor Releasees”), from any and all claims, demands, actions and causes of action whatsoever that it has, may have or may acquire against the Advisor Releasees arising out of or by virtue of the MSA. Each of the Advisors, on behalf of itself and its affiliates, hereby releases and discharges CDW, the Company and its affiliates, and any representatives, successors and assigns of any of the foregoing (collectively, the “Company Releasees”) from any and all claims, demands, actions and causes of action whatsoever that it has, may have or may acquire against the Company Releasees arising out of or by virtue of the MSA, other than any such claims, demands, actions and causes of action arising after the date hereof under the Surviving Provisions.

4.	Further Assurances. CDW and the Advisors shall execute and deliver (or cause to be executed or delivered) from time to time such additional documents, conveyances or other assurances reasonably necessary to carry out the intent of this Agreement.

5.	Future Services. Following the Effective Time, the Advisors will continue to provide management support services to the Company, and its direct and indirect subsidiaries and parent companies, as may be mutually agreed by the Advisors, on the one hand, and CDW, on the other hand, and will provide any such mutually agreed upon support services without payment of any further fee compensation.

6.	Miscellaneous.

a.	This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws principles.

b.	This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

c.	This Agreement constitutes the entire agreement of the parties hereto superseding all prior documents and decisions regarding this topic, and it may not be amended except by a writing signed by the parties hereto and specifically referring to this Agreement.

d.	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CDW CORPORATION

By:	/s/ Christine A. Leahy
Name:	Christine A. Leahy
Title:	Senior Vice President, General Counsel and Corporate Secretary

CDW LLC

By:	/s/ Christine A. Leahy
Name:	Christine A. Leahy
Title:	Senior Vice President, General Counsel and Corporate Secretary

MADISON DEARBORN PARTNERS V-B, L.P.

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Robin P. Selati
Name:	Robin P. Selati
Title:	Managing Director

PROVIDENCE EQUITY PARTNERS, L.L.C.

By:	/s/ Glenn M. Creamer
Name:	Glenn M. Creamer
Title:	Senior Managing Director

Signature Page—Termination Agreement for Management Services Agreement